Exhibit 10.13

LIQUIDIA CORPORATION

AMENDMENT TO RESTRICTED STOCK UNITS NOTICE

(Performance Based)

WHEREAS, Liquidia Corporation (the “Company”) maintains the Liquidia Corporation 2020 Long-Term Incentive Plan (the “Plan”) for the benefit of its eligible employees, officers and other individuals, including non-employee directors, who perform services for the Company or its subsidiaries;

WHEREAS, the Company desires to amend the Restricted Stock Units Notice (Performance Based) (the “Notice”) to provide that the Time-Based Vesting Condition (as defined under the Notice) of all outstanding restricted stock units under the Plan (the “Outstanding RSUs”) will be deemed satisfied in full on the date of death of the respective grantee;

WHEREAS, Section 15(b) of the Plan provides that the Board of Directors of the Company or the Compensation Committee may amend the Outstanding RSUs without grantee consent; provided that, such amendment does not materially impair the grantee’s rights with respect to the Outstanding RSUs.

NOW, THEREFORE, as of December 18, 2025, the Notice is hereby amended as follows:

1.	The first paragraph of the Vesting Schedule is hereby amended to add the following sentence to the end thereof:

“Notwithstanding anything to the contrary herein, if your Service with the Company terminates due to your death, the Time-Based Vesting Condition shall be deemed satisfied in full on your date of death; provided that the vesting of the RSUs shall remain subject to the requirement in clause (b) above.”

2.	In all respects not amended, the Notice is hereby ratified and confirmed.

LIQUIDIA CORPORATION

/s/ Roger A. Jeffs

Roger A. Jeffs

Title: Chief Executive Officer